Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-4561

CVS CORPORATION ANNOUNCES PRICING OF $1.2 BILLION PRIVATE
PLACEMENT OF UNSECURED 5 & 10-YEAR SENIOR NOTES

WOONSOCKET, R.I. - September 9, 2004 - CVS Corporation (NYSE: CVS) announced today that it privately placed $650 million aggregate principal amount of 4.00% unsecured senior notes due 2009 with an original issue price of 99.735% and $550 million aggregate principal amount of 4.875% unsecured senior notes due 2014 with an original issue price of 99.142% The notes will be general unsecured obligations of CVS Corporation and will rank equally in right of payment with all other unsecured and unsubordinated debt of the Company. The offering is expected to close on or about September 14, 2004. The Company intends to use the net proceeds of the offering to repay commercial paper issued to finance the acquisition of approximately 1,260 Eckerd drugstores, as well as Eckerd Health Services, which includes Eckerd's pharmacy benefits management and mail order businesses, from J.C. Penney Company Inc.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities. The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act.